Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-150382

PROSPECTUS SUPPLEMENT NO. 1

39,500,000 shares

Plug Power Inc.

COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated April 22, 2008 (the “Prospectus”) relating to the resale of up to 39,500,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), of Plug Power Inc. (the “Company”) by certain stockholders of the Company, which Prospectus was filed as part of the Company’s Registration Statement on Form S-3 No. 333-150382.

     This Prospectus Supplement updates certain information contained in the “Selling Stockholders” section of the Prospectus in connection with the sale in 2008 from Smart Hydrogen Inc. to OJSC (Third Generation Company of the Wholesale Electricity Market), or OGK-3, of 395,000 shares of the Company’s Class B Capital Stock as well as 5,126,939 shares of Common Stock (representing an approximately 35% ownership stake in the aggregate). This sale triggered the automatic conversion of the Company’s Class B Capital Stock into 39,500,000 shares of Common Stock, and the termination of all the rights and obligations attached to the Class B Capital Stock. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Our common stock is traded on the NASDAQ Capital Market under the symbol “PLUG.”  On November 12, 2010, the last reported sale price of our common stock was $0.48.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IN CONNECTION WITH THE OFFERING MADE PURSUANT TO THE PROSPECTUS (AS SUPPLEMENTED HEREBY), AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES NOR ANY SALE OF SHARES OF COMMON STOCK COVERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES DO NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 12, 2010.

The following table amends the information set forth in the table in the “Selling Stockholders” section of the Prospectus in order to revise such table to reflect the sale in 2008 from Smart Hydrogen Inc. to OJSC (Third Generation Company of the Wholesale Electricity Market), or OGK-3, of 395,000 shares of the Company’s Class B Capital Stock as well as 5,126,939 shares of Common Stock.  This sale triggered the automatic conversion of the Company’s Class B Capital Stock into 39,500,000 shares of Common Stock, and the termination of all rights and obligations attached to the Class B Capital Stock.

Shares of Common
Name of Beneficial	Stock Beneficially	Shares of Common	Shares of Common
Owners of Shares of	Owned Prior to	Stock Offered	Stock Owned After	Percentage Owned
Common Stock	Offering	Hereby	the Offering (1)	After Offering (2)

OJSC (Third Generation Company of the Wholesale Electricity Market) (3)	44,626,939	39,500,000	5,126,939	3.89%

____________

(1)  Assuming the selling stockholder has sold all of the shares shown as being offered by it pursuant to this prospectus.

(2)  Based on 131,828,730 outstanding shares of our common stock as of November 10, 2010.

(3)  The address of OJSC (Third Generation Company of the Wholesale Electricity Market) is Ermolayevsky pereulok, 25, 123001, Moscow, Russia.

Material Relationship Between the Company and the Selling Stockholders

  The Company and OJSC (Third Generation Company of the Wholesale Electricity Market), or OGK-3, are parties to an Investor Rights Agreement and a Registration Rights Agreement under which OGK-3 has agreed that neither it nor any of its affiliates will take certain actions for a period of 5 years following the closing, including, among others:

  privately sell any equity securities of the Company to a competitor of the Company;

  acquiring any additional securities of the Company;

  acting to propose, or solicit any person with respect to, any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation or similar transaction involving the Company or to seek to control, change or influence our management, Board of Directors or policies, except through the exercise of the rights granted in connection with the transaction;

  engaging in a proxy solicitation; and

  submitting a director nominee or a stockholder proposal to the Company for consideration by our stockholders.

Notwithstanding the foregoing, the Company will permit OGK-3 to participate as a bidder in any process initiated by the Company to sell the Company and, if the Company receives an unsolicited acquisition proposal, to submit an acquisition proposal prior to its acceptance of the unsolicited acquisition proposal.

Under the Registration Rights Agreement, the Company agreed to register the 39,500,000 shares of common stock registered under the registration statement of which this Prospectus forms a part.  The Company also agrees to prepare a Prospectus or, if the Company is not Form S-3 eligible, file a registration statement for an underwritten public offering upon the demand of the selling stockholder; provided that the Company is only required to accommodate up to five requests (and pay expenses for three requests).  The Company has also granted the selling stockholder unlimited piggy-back registration rights with respect to underwritten offerings being registered by the Company.

The following amends in its entirety the information set forth in the “Description of Common Stock” section of the Prospectus in order to revise such section to reflect the conversion of the Company’s Class B Capital Stock into shares of Common Stock and the termination of all rights and obligations attached to the Class B Capital Stock.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 245,000,000 shares of common stock, par value $0.01 per share, of which 131,828,730 shares of Common Stock are issued and outstanding as of November 10, 2010.

Voting Rights.    The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of common stock present in person or represented by proxy, voting together as a single class.

Dividends.    Holders of common stock share ratably in any dividends declared by our board of directors.  Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

Classification of Board of Directors.    Our Certificate of Incorporation provides for a classified board of directors, consisting of four classes of directors.  The number of directors of the Company is fixed at six, and the Board of Directors currently consists of six members. The Board of Directors is divided into three classes, with three directors in Class I, one director in Class II, and two directors in Class III.  Directors in Classes I, II and III serve for three-year terms with one class of directors being elected by the Company’s stockholders at each Annual Meeting of Stockholders.

Other Rights.     On liquidation, dissolution or winding up of Plug Power, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.